EXHIBIT 99


   Contact:    E. L. Parker
          Vice President and Chief Investor Relations Officer
          (908) 277-8059

             BARD COMPLETES SALE OF ITS GLOBAL CORONARY
      CATH LAB BUSINESS TO ARTERIAL VASCULAR ENGINEERING, INC.

   MURRAY HILL, NJ   October 1, 1998   C. R. Bard, Inc. (NYSE-BCR)
   today completed the sale of its global coronary cath lab business (angioplasty and angiography) to Arterial Vascular Engineering, Inc. (NASDAQ-AVEI) for $600 million. Bard reported worldwide sales of coronary angioplasty and angiography products of approximately $215 million in 1997. The coronary cath lab business includes manufacturing plants in Billerica, Massachusetts and Galway, Ireland as well as approximately 1900 employees worldwide.

   The sale of this business represents another step in a series of strategic initiatives being pursued by the company to enhance Bard's operating performance and shareholder value. These initiatives, announced in April 1997, began with Bard's plans to restructure its manufacturing operations and will continue through the balance of 1998 as the company further considers strategic alternatives for its remaining coronary vascular businesses and takes any additional steps necessary to improve efficiencies in both manufacturing and operations globally.

   In connection with the sale of its coronary cath lab business, Bard received $550 million in cash with the balance of the purchase price being working capital retained by Bard. Additionally, Bard has entered into an Intellectual Property License Agreement and long-term Product and Materials Supply Agreements with AVE. The Agreements provide for (i) Bard to retain non-exclusive rights for non-coronary applications of the technologies protected by the patents to be transferred to AVE and (ii) AVE to obtain non-exclusive rights for coronary applications of certain other technologies.

   William H. Longfield, chairman and chief executive officer, said, "The sale of our angioplasty and angiography product lines reflects the implementation of our strategy to focus resources on businesses where Bard can be the market leader. The majority of the net proceeds of the sale will be targeted for the continued repurchase, from time-to-time, of up to 10 million shares of common stock either in the open market or through unsolicited blocks. An appropriate amount will be reserved for debt reduction and strategic investments and acquisitions in the company's four emphasis product groups: peripheral vascular, urology, oncology and surgical specialties."

   Longfield summarized, "We now have the financial and strategic flexibility to reinvest in Bard's businesses with major market leadership positions and enhance the profitability and growth profile of the company."

   C. R. Bard, Inc., headquartered in Murray Hill, New Jersey, is a leading multinational developer, manufacturer and marketer of health care products.

   This press release contains forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. Management refers the reader to Bard's 1997 Form 10-K for a detailed statement with regard to forward-looking statements.

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